Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-176182 on Form N-2 of our report dated December 15, 2011 relating to the financial statements of VII Peaks-KBR Co-Optivist Income BDC II, Inc. as of August 31, 2011 and for the period from August 3, 2011 (date of inception) to August 31, 2011 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
December 19, 2011